Exhibit 99.1

GAP INC. REPORTS AUGUST SALES RESULTS

SAN FRANCISCO – September 3, 2015 – Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended August 29, 2015 decreased 3 percent to $1.20 billion compared with net sales of $1.23 billion for the four-week period ended August 30, 2014.

On a constant currency basis, August 2015 net sales were flat compared with last year. In calculating the net sales change on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying sales trends, excluding the impact of foreign currency exchange rate fluctuations.

“We’re pleased that Old Navy delivered another strong month of positive comps driven by a healthy back-to-school business, as we remain focused on improving product performance across our portfolio,” said Sabrina Simmons, chief financial officer, Gap Inc.

August Comparable Sales Results
Gap Inc.’s comparable sales for August 2015 were down 2 percent versus a 2 percent decrease last year. Comparable sales by global brand for August 2015 were as follows:

•	Gap Global: negative 8 percent versus negative 6 percent last year

•	Banana Republic Global: negative 11 percent versus negative 2 percent last year

•	Old Navy Global: positive 6 percent versus positive 2 percent last year

The company noted that this year’s Labor Day holiday is one week later, as compared to last year, offsetting the benefit from the shift of tax-free holidays in a number of states from July last year to August this year.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on September 3, 2015 and available for replay until 1:00 p.m. Pacific Time on September 11, 2015.

September Sales
The company will report September sales on October 8, 2015.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com